EXHIBIT 99.1

News Release
Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, PA 19103-1699

For further information contact:	For release: 4:15 p.m., September 12, 2007
Jerry Davis (media) 215-977-6298
Neal Murphy (investors) 215-977-6322

No. 14

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES OPEN SEASON FOR THE

NEDERLAND, TEXAS TO LAKE CHARLES, LOUISIANA PIPELINE

PHILADELPHIA, September 12, 2007 – Sunoco Logistics Partners L.P. (NYSE: SXL) announced today that its wholly-owned affiliate, Sunoco Pipeline L.P., will commence an Open Season for the new Lake Charles Pipeline. The Lake Charles Pipeline will be a crude oil pipeline from Sunoco Logistics’ Nederland, Texas Terminal to refining centers in Lake Charles, Louisiana.

The Lake Charles Pipeline has a design base capacity of 213,400 barrels per day, with additional stand-by capacity from stand-by pump(s) of 182,600 barrels per day. Discussions with prospective shippers have prompted the Open Season to solicit firm commitments. Assuming receipt of sufficient commitments during the Open Season to proceed with construction, the Lake Charles Pipeline is expected to be online in the first quarter of 2010.

The Open Season will commence on September 13, 2007 and will end October 15, 2007. Firm capacity for 90% of the pipeline capacity and 90% of the stand-by capacity is available to shippers making long-term volume commitments during the Open Season. The remaining capacity and stand-by capacity will be available to uncommitted shippers. “Our focus continues to be on the growth of our Nederland Terminal and associated crude oil pipelines. The Lake Charles Pipeline project will expand our existing footprint to another major refining center. At the completion of the project, Sunoco Logistics will be capable of delivering crude oil to market hubs in Texas, Oklahoma and Louisiana,” said Deborah M. Fretz, President and Chief Executive Officer.

The approximate $200 million project (including associated tankage) will be financed on a long-term basis with debt and equity consistent with the Partnership’s practices.

The Notice of Open Season will be available on the Sunoco Logistics website at www.sunocologistics.com.

More information about this Open Season is available by contacting:

Forrest R. Arp

Sunoco Pipeline L.P.

1 Fluor Daniel Drive

Sugar Land, Texas 77478

281-637-6382

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million shell barrels of refined product terminal capacity and 20.4 shell million barrels of crude oil terminal capacity (including 13.5 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. Further, there can be no assurances that the Lake Charles Pipeline will be constructed. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on July 31, 2007. The Partnership undertakes no obligation to update any forwardlooking statements in this release, whether as a result of new information or future events.

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